Exhibit 4.12
Appendix — U.S. GAAP reconciliation
Reconciliation to accounting principles generally accepted in the United States
The un-audited consolidated financial statements of the Company for the nine month periods ended September 30, 2007 and 2006, and the audited consolidated financial statements for the years ended December 31, 2006 have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which, in most respects, conforms to generally accepted accounting principles in the United States (“U.S. GAAP”). The reconciliations and other information presented in this note are solely in relation to the consolidated financial statements. The significant differences between Canadian GAAP and U.S. GAAP as they relate to the Company are presented throughout this note. Additionally, where there is no significant conflict with Canadian GAAP requirements some of the additional U.S. GAAP disclosure requirements have been incorporated throughout the Canadian GAAP financial statements.

Reconciliation to accounting principles generally accepted in the United States (cont’d)
Consolidated Balance Sheets

	As at
	September 30, 2007		December 31, 2006		September 30, 2006
	$ (Un-audited)		$		$ (Un-audited)
	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP

Assets
Current assets:
Cash and cash equivalents (8)	11,928,674	10,200,333	31,681,435	31,681,435	30,597,797	30,597,797
Cash restricted	26,672,843	26,672,843	29,301,940	29,301,940	35,652,911	35,652,911
Trade receivables	54,530,040	54,530,040	67,542,902	67,542,902	33,353,429	33,353,429
Commodity derivative contracts	—	—	1,759,575	1,759,575	1,703,100	1,703,100
Other assets (8)	2,931,626	134,098	2,954,946	2,954,946	95,265	95,265
Inventories	125,269,818	125,269,818	67,593,558	67,593,558	103,125,128	103,125,128
Prepaid expenses (8)	3,964,060	3,946,099	880,640	880,640	1,509,444	1,509,444
Deposit on business acquisition	—	—	—	—	30,639,000	30,639,000

Total current assets	225,297,061	220,753,231	201,714,996	201,714,996	236,676,074	236,676,074
Cash restricted	1,229,726	1,229,726	3,217,284	3,217,284	3,158,378	3,158,378
Deferred financing costs (7)	—	1,500,949	1,716,757	1,716,757	1,831,073	1,831,073
Investment in LNG Project (8)	—	5,429,862	—	—	—	—
Plant and equipment (1), (8)	237,671,816	225,432,318	242,642,077	231,175,281	236,989,837	225,352,161
Oil and gas properties	71,205,570	71,205,570	54,524,347	54,524,347	44,781,951	44,781,951
Future income tax benefit	2,251,626	2,251,626	1,424,014	1,424,014	1,203,600	1,203,600

Total assets	537,655,799	527,803,282	505,239,475	493,772,679	524,640,913	513,003,237

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities (7),(8)	132,626,075	132,408,209	76,095,369	76,095,369	75,855,550	75,855,553
Commodity derivative contracts	562,725	562,714	—	—	—	—
Working capital facility — crude feedstock	27,948,185	27,948,185	36,873,508	36,873,508	66,425,433	66,425,433
Deferred hedge gain (2)	—	—	1,385	—	959,687	—
Deferred liquefaction project liability	—	—	6,553,080	6,553,080	5,092,097	5,092,097
Current portion of secured loan (7)	144,187,210	144,245,543	13,500,000	13,500,000	—	—

Current portion of indirect participation interest — PNGDV	580,775	580,775	730,534	730,534	1,961,867	1,961,867

Total current liabilities	305,904,970	305,745,426	133,753,876	133,752,491	150,294,634	149,334,950
Accrued financing costs	—	—	1,087,500	1,087,500	1,450,000	1,450,000
Secured loan (7)	58,000,000	58,000,000	184,166,433	184,166,433	186,053,775	186,053,775
Deferred gain on contributions to LNG project (8)	8,910,293	—	—	—	—	—
Indirect participation interest (5)	96,086,369	115,926,369	96,861,259	116,861,259	96,861,259	116,861,259
Indirect participation interest — PNGDV	1,343,719	1,343,719	1,190,633	1,190,633	—	—

Total liabilities	468,830,754	481,015,514	417,059,701	437,058,316	434,659,668	453,699,984

Non-controlling interest (6)	5,692,678	5,354,150	5,759,206	5,416,831	5,726,684	5,374,388
Shareholders’ equity:
Share capital	235,327,634	235,327,634	233,889,366	233,889,366	232,678,088	232,678,088
Contributed surplus	9,148,271	9,148,271	4,377,426	4,377,426	4,196,247	4,196,247
Warrants	2,119,034	2,119,034	2,137,852	2,137,852	2,137,852	2,137,852
Induced Conversions of Convertible Debt (4)	—	6,899,211	—	6,899,211	—	6,899,211
Accumulated Other Comprehensive Income	2,374,528	2,374,528	1,492,869	1,494,258	1,343,294	2,313,448
Conversion options (5)	19,840,000	—	20,000,000	—	20,000,000	—
Accumulated deficit	(205,677,100)	(214,435,060)	(179,476,945)	(197,500,581)	(176,100,920)	(194,295,981)

Total shareholders’ equity	63,132,367	41,433,618	82,420,568	51,297,532	84,254,561	53,928,865

Total liabilities and shareholders’ equity	537,655,799	527,803,282	505,239,475	493,772,679	524,640,913	513,003,237

Reconciliation to accounting principles generally accepted in the United States (cont’d)
Consolidated statements of operations
The following table presents the consolidated statements of operations under U.S. GAAP compared to Canadian GAAP:

	Nine month period ended		Year ended		Nine month period ended
	September 30, 2007		December 31, 2006		September 30, 2006
	$ (Un-audited)		$		$ (Un-audited)
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Revenue
Sales and operating revenues (1)	453,603,730	453,603,730	511,087,934	511,189,438	340,758,419	340,758,419
Interest income	1,734,361	—	3,223,995	—	2,375,543	—
Other income	2,202,510	—	3,747,603	—	2,149,562	—

	457,540,601	453,603,730	518,059,532	511,189,438	345,283,524	340,758,419

Expenses
Cost of sales and operating expenses (excluding depreciation shown below) (1)	423,976,643	423,976,643	499,494,540	499,584,532	339,958,342	339,980,788
Administrative and general expenses (1), (2), (8)	23,348,650	23,339,627	20,728,618	20,762,574	16,129,026	16,129,026
Depreciation and amortization (1)	10,037,606	9,679,389	12,352,672	11,591,513	8,799,170	8,208,891
Exploration costs, excluding exploration impairment	12,071,133	12,071,133	6,176,866	6,176,866	6,226,731	6,226,731
Exploration impairment	525,741	525,741	1,647,185	1,647,185	1,528,495	1,528,495
Legal and professional fees (1), (8)	3,742,659	3,307,433	3,937,517	3,937,517	2,803,935	2,803,935
Short term borrowing costs	8,773,023	8,773,023	8,478,540	8,478,540	6,625,549	6,625,549
Long term borrowing costs (1)	7,621,055	7,621,055	11,856,872	11,856,872	7,247,211	7,247,211
Loss on amendment of indirect participation interest — PNGDV	—	—	1,851,421	1,851,421	1,851,421	1,851,421
Gain on LNG shareholder agreement	(6,553,080)	(6,553,080)	—	—	—	—
Loss on proportionate consolidation of LNG Project (8)	2,432,652	—	—	—	—	—
Gain on equity accounted investment (8)	—	(6,043,353)	—	—	—	—
Foreign exchange loss/(gain) (2), (8)	(2,239,613)	(2,238,875)	(4,744,810)	(4,744,810)	(4,493,566)	(4,493,566)
Non-controlling interest (6)	(66,513)	(62,679)	(263,959)	(265,865)	(306,943)	(308,307)
Interest income (8)	—	(1,726,138)	—	(3,223,995)	—	(2,375,543)
Other income	—	(2,202,510)	—	(3,747,603)	—	(2,149,562)

	483,669,956	470,467,409	561,515,462	553,904,747	386,369,370	381,275,069

Loss before income taxes	(26,129,355)	(16,863,679)	(43,455,930)	(42,715,309)	(41,085,846)	(40,516,650)

Income tax expense (3)	(70,800)	(70,800)	(2,342,873)	(2,342,873)	(1,336,932)	(1,336,932)

Net loss	(26,200,155)	(16,934,479)	(45,798,803)	(45,058,182)	(42,422,778)	(41,853,582)

Reconciliation to accounting principles generally accepted in the United States (cont’d)
Reconciliation of Canadian GAAP net income/(loss) to U.S. GAAP net income/(loss)

	Nine Month		Nine Month
	period ended	Year ended	period ended
	September 30,	December 31,	September 30,
	2007	2006	2006
	$ (Un-audited)	$	$ (Un-audited)

Net loss as shown in the Canadian GAAP financial statements	(26,200,155)	(45,798,803)	(42,422,778)
Description of items having the effect of increasing reported income
Decrease in depreciation and amortization due to difference in date of commencement of operations of refinery (1)	358,217	761,159	590,279
Decrease in non-controlling interest expense (6)	(3,833)	1,907	1,365
Increase in reporting income due to reversal of proportionate consolidation of LNG Project and equity accounting the investment (8)	8,911,292	—	—
Increase in sales from ineffective portion of hedges (2)	—	101,504	—
Description of items having the effect of decreasing reported income
Increase in cost of sales from ineffective portion of hedges (2)	—	(89,992)	(22,448)

Increase in administrative and general expenses from ineffective portion of hedges (2)	—	(33,956)	—

Net loss according to US GAAP	(16,934,479)	(45,058,182)	(41,853,582)

Statement of comprehensive income/(loss), net of tax

	Nine months		Nine months
	period ended	Year ended	period ended
	September 30,	December 31,	December 31,
	2007	2006	2005
	$ (Un-audited)	$	$ (Un-audited)

Net loss in accordance with U.S. GAAP, net of tax	(16,934,479)	(45,058,182)	(41,853,582)
Foreign currency translation reserve, net of tax	880,270	1,015,426	865,851
Deferred hedge gain, net of tax	(1,389)	(993,153)	(24,388)

Total other comprehensive income, net of tax	878,881	22,273	841,463

Comprehensive loss, net of tax	(16,055,598)	(45,035,909)	(41,012,119)

Reconciliation to accounting principles generally accepted in the United States (cont’d)
Consolidated Statements of Shareholders’ Equity

	Nine month Period ended		Year ended		Nine month Period ended
	September 30, 2007		December 31, 2006		September 30, 2006
	$ (Un-audited)		$		$ (Un-audited)
	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP

Share capital

At beginning of period	233,889,366	233,889,366	223,934,500	223,934,500	223,934,500	223,934,500
Issue of capital stock	1,438,268	1,438,268	9,954,866	9,954,866	8,743,588	8,743,588

At end of period	235,327,634	235,327,634	233,889,366	233,889,366	232,678,088	232,678,088

Contributed surplus

At beginning of period	4,377,426	4,377,426	2,933,586	2,933,586	2,933,586	2,933,586
Stock compensation	4,770,845	4,770,845	1,443,840	1,443,840	1,262,661	1,262,661

At end of period	9,148,271	9,148,271	4,377,426	4,377,426	4,196,247	4,196,247

Warrants

At beginning of period	2,137,852	2,137,852	2,137,852	2,137,852	2,137,852	2,137,852
Movement for period	(18,818)	(18,818)	—	—	—	—

At end of period	2,119,034	2,119,034	2,137,852	2,137,852	2,137,852	2,137,852

Accumulated Other Comprehensive Income

At beginning of period	1,492,869	1,494,258	477,443	1,471,985	477,443	1,471,985
Deferred hedge gain recognised on transition	1,385	—	—	—	—	—
Deferred hedge (loss)/gain movement for period, net of tax	(1,385)	(1,389)	—	(993,153)	—	(24,388)
Foreign currency translation adjustment movement for period, net of tax	881,659	881,659	1,015,426	1,015,426	865,851	865,851

At end of period	2,374,528	2,374,528	1,492,869	1,494,258	1,343,294	2,313,448

Induced Conversions of Convertible Debt

At beginning of period (4)	—	6,899,211	—	6,899,211	—	6,899,211
Movement for the period	—	—	—	—	—	—

	—	6,899,211	—	6,899,211	—	6,899,211

Conversion options

At beginning of period	20,000,000	—	20,000,000	—	20,000,000	.
Movement for period	(160,000)	—	—	—	—	—

At end of period	19,840,000	—	20,000,000	—	20,000,000	—

Accumulated deficit

At beginning of period	(179,476,945)	(197,500,581)	(133,678,142)	(152,442,399)	(133,678,142)	(152,442,399)
Net loss for period	(26,200,155)	(16,934,479)	(45,798,803)	(45,058,182)	(42,422,778)	(41,853,582)
Deduct:
Preference Share Dividends

At end of period	(205,677,100)	(214,435,060)	(179,476,945)	(197,500,581)	(176,100,920)	(194,295,981)

Shareholders’ equity at end of period	63,132,367	41,433,618	82,420,568	51,297,532	84,254,561	53,928,865

Reconciliation to accounting principles generally accepted in the United States (cont’d)
Consolidated Statement of Cash Flows

	Nine month period		Nine month period
	ended	Year ended	ended
	September 30, 2007	December 31, 2006	September 30, 2006
	$ (Un-audited)	$	$ (Un-audited)

Cash flows provided by (used in):

Operating activities — Canadian GAAP (as per consolidated cash flows)	(19,781,769)	2,187,462	(15,926,643)

Reconciling items:

Exploration costs expensed including exploration impairment	(12,596,874)	(7,824,051)	(7,755,226)

Being LNG project equity accounted under US GAAP as opposed to proportionate consolidation under Canadian GAAP	6,912,669	—	—

Operating activities — U.S. GAAP	(25,465,974)	(5,636,589)	(23,681,869)

Investing activities — Canadian GAAP (as per consolidated cash flows)	1,172,609	(97,071,319)	(97,193,271)

Reconciling items:

Exploration costs expensed including exploration impairment	12,596,874	7,824,051	7,755,226
Being cash investment in LNG Project	(1,976,975)	—	—
Being reversal of PNG LNG cash call proportionately consolidated in cash flow statement	(6,664,035)	—	—

Investing activities — U.S. GAAP	5,128,473	(89,247,268)	(89,438,045)

Financing activities — Canadian and U.S. GAAP	(1,143,601)	66,963,485	84,115,904

(Decrease)/increase in cash and cash equivalents	(21,481,102)	(27,920,372)	(29,004,010)
Cash and cash equivalents, beginning of period	31,681,435	59,601,807	59,601,807

Cash and cash equivalents, end of period (U.S. GAAP)	10,200,333	31,681,435	30,597,797

Under Canadian GAAP, InterOil share in the LNG Joint venture project is proportionately consolidated and InterOil’s share of the JV cash flows will be taken up in InterOil consolidated cash flow statement. The cash flows would be classified between operating, investing and financing as per the nature of the transaction. Under U.S. GAAP, When an investment in an entity is accounted for by use of the equity method, an investor restricts its reporting in the cash flow statement to the cash flows between itself and the investee, for example, to dividends and advances. The above cash and cash equivalents is different to the Canadian cash and cash equivalents balance due to the proportionate take up of the cash balance under Canadian GAAP, but equity accounting of the LNG investment in U.S. GAAP (refer (8) below).
Per share amounts
Basic per share amounts are computed by dividing net income available to shareholders by the weighted average number of shares outstanding for the reporting period. Diluted per share amounts reflects the potential dilution that could occur if options or contracts to issue shares were exercised or converted into shares.
For the calculation of diluted per share amounts, the basic weighted average number of shares is increased by the dilutive effect of stock options determined using the treasury method. No potential shares in options or warrants on issue were dilutive for the nine month period ended September 30, 2007, year ended December 31, 2006 and nine month period ended September 30, 2006.
Reconciliation to accounting principles generally accepted in the United States (cont’d)

	Nine month		Nine month
	period ended	Year ended	period ended
Weighted average number of shares on which earnings per	September 30,	December 31,	September 30,
share calculations are based in accordance with U.S. GAAP	2007	2006	2006

Basic	29,908,847	29,602,360	29,523,026
Effect of dilutive options	—	—	—

Diluted	29,908,847	29,602,360	29,523,026

Net income/(loss) per share in accordance with U.S. GAAP	(Restated)	(Restated)	(Restated)
Basic	(0.57)	(1.52)	(1.42)

Diluted	(0.57)	(1.52)	(1.42)

(1)	Operations

The Company determined that refinery operations commenced under U.S. GAAP at December 1, 2004, which is the date management assessed that construction of the refinery was substantially complete and ready for its intended use. The Company ceased capitalization of certain costs to the refinery project at this date and recognized one month’s results from sales, related costs of sales and operating expenses and administrative and general expenses in the statement of operations for the year ended December 31, 2004.

As disclosed in note 3(q) in the consolidated financial statements, operations commenced on January 1, 2005 under Canadian GAAP. Therefore, the Company continued to capitalize December 2004’s results to the refinery project. Due to the difference in the cost basis of the refinery, the depreciation expense recorded under U.S. GAAP differs from that recorded under Canadian GAAP.

The useful life for the refinery under U.S. GAAP is the same as that disclosed under Canadian GAAP.

(2)	Derivative instruments and hedging

The Company accounts for derivatives and hedging activities in accordance with FASB Statement No. 133, “Accounting for Derivative Instruments and Certain Hedging Activities”, as amended (“SFAS No. 133”), which requires that all derivative instruments be recorded on the balance sheet at their respective fair values.

The Canadian Institute of Chartered Accountants issued Accounting Guideline 13 “Hedging Relationships” (“AcG-13”), which became effective January 1, 2004. This guideline was issued to align certain accounting principles under Canadian GAAP with SFAS No. 133, including hedge documentation and assessing hedge effectiveness. The Company adopted the hedge accounting provisions in AcG-13 and SFAS No. 133 in respect of the commodity forward contracts it transacted beginning in July 2004. Under Canadian GAAP, the Company included hedges which are unsettled at period end in current liabilities based on a marked to market calculation. Under SFAS No. 133 the marked to market amount for the unsettled hedges is included in other comprehensive income to the extent that they are effective. The ineffective portion is expensed.

Effective January 1, 2007, CICA 3865 – Hedges came into effect as explained under Note 3(c). This revision brings Canadian accounting treatment of hedges in line with the U.S. GAAP treatment and the Company has followed the transition provisions as per guidance under the new standard to reclassify the marked to market amount for the unsettled hedges from current liabilities to other comprehensive income. Details of hedge accounting are disclosed in note 8 of the unaudited consolidated financial statements of the Company for the nine month period ended September 30, 2007.

(3)	Income tax effect of adjustments

The income tax effect of U.S. GAAP adjustments was a reduction to the future tax asset of $277,175 (years ended December 31, 2006 — $259,957) for the nine month period ended September 30, 2007. A corresponding decrease in the valuation allowance was recorded. No income tax expense was recorded in the periods disclosed due to the tax holiday period in Papua New Guinea through five years after the refinery commences operations.
Reconciliation to accounting principles generally accepted in the United States (cont’d)

(4)	Debt conversion expense

100% of the outstanding convertible debentures were converted before December 31, 2004. The Company issued an additional 180,000 shares to induce conversion before the end of the year. Under Canadian GAAP, the fair value of these shares was recorded as an increase in share capital of $6,976,800 with offsetting adjustments to retained earnings of $6,899,211 and a conversion expense of $77,589.

FASB Statement No. 84, “Induced Conversions of Convertible Debt” requires an expense to be recorded when convertible debt is converted under an inducement. The Company recognized the entire fair value of the inducement shares of $6,976,800 as a conversion expense under U.S. GAAP.

(5)	Indirect participation interest

As disclosed in note 2 in the unaudited consolidated financial statements, the Company entered into an indirect participation interest agreement in exchange for proceeds of $125,000,000. Under Canadian GAAP, this amount was apportioned between non financial liabilities and equity. Under U.S. GAAP, Company has not bifurcated the amount as the Company has opted to utilize the scope exception under SFAS 133 Para 10(f) for ‘derivatives that serve as impediments to sales accounting’.

(6)	Non controlling interest

The non-controlling interest movements are the result of the U.S. GAAP adjustments relating to the midstream operations described in points 1 to 3 above.

(7)	Deferred Financing costs

Deferred financial costs are offset against the respective liabilities under Canadian GAAP; however, the same is disclosed as a separate item on the face of the balance sheet under US GAAP in accordance with guidance under APB 21.

(8)	Investment in LNG Project/Deferred gain on contributions to LNG Project:

As disclosed in Note 13 of the unaudited consolidated financial statements for the nine month period ended September 30, 2007, a Shareholders Agreement was signed on July 30, 2007 which converted PNG LNG Inc. and its subsidiaries into a joint venture project from being a subsidiary of InterOil. Under Canadian GAAP, joint ventures are proportionately consolidated into the Company’s consolidated financials based on the shareholding in the joint venture.

Applying the guidance under APB 18, a Corporate joint venture has to be equity accounted under U.S. GAAP. InterOil has also followed the guidance under SAB Topic 5H wherein a gain on contributions to the joint venture is recognised as a result of a change in economic interest of the entity. For Canadian GAAP this gain is deferred and recognised over the life of the contributed assets..

InterOil will account for the joint venture using equity accounted method. In addition to the gain or loss recognised as part of the operations, InterOil will also recognise any difference between the Investment carried in its balance sheet and the underlying equity in net assets of the joint venture in the statement of operations to account for this difference and the investment balance will increase/decrease in line with this difference.

The adjustments to reflect the reversal of proportionately consolidated balances and take-up of equity accounted balances have been summarised below. Given below is the Midstream – liquefaction consolidated balance sheet and statement of operations under Canadian GAAP and U.S. GAAP. The statement of operations incorporates results for the nine month period ended September 30, 2007. PNG LNG Inc. was a subsidiary of InterOil till the date of the Shareholder’s Agreement and has been proportionately consolidated subsequent to that date.
Reconciliation to accounting principles generally accepted in the United States (cont’d)

Midstream - liquefaction		GAAP
Consolidated Balance Sheet	Canadian GAAP	Adjustments	US GAAP
Cash and cash equivalents	1,728,341	(1,728,341)	—
Cash restricted	—	—	—
Other assets	2,797,528	(2,797,528)	—
Prepaid expenses	17,961	(17,961)	—

Current assets	4,543,830	(4,543,830)	—

Investment in PNG LNG Inc.	—	5,429,862	5,429,862
Plant and equipment	1,130,919	(1,130,919)	—

Total assets	5,674,749	(244,887)	5,429,862

Accounts payable and accrued liabilities	268,949	(245,886)	23,063
Intercompany payables	2,060,598	—	2,060,598

Current liabilities	2,329,547	(245,886)	2,083,661

Deferred gain on contributions to LNG project	8,910,293	(8,910,293)	—

Total liabilities	8,910,293	(8,910,293)	—

Share capital	1	—	1
Accumulated deficit	(5,565,092)	8,911,293	3,346,201

Shareholders’ Equity	(5,565,091)	8,911,293	3,346,202

Total liabilities and Shareholders’ equity	5,674,749	(244,886)	5,429,863

Midstream - liquefaction		GAAP
Consolidated Statement of Operation	Canadian GAAP	Adjustments	US GAAP
Interest income	15,336	(8,223)	7,113

Total revenues	15,336	(8,223)	7,113

Office and Administrative expenses	1,502,726	(9,023)	1,493,703
Professional fees	952,950	(435,226)	517,724
Exchange (Gain) loss	(2,097)	738	(1,359)
Loss on proportionate consolidation of PNG LNG Inc	2,432,652	(2,432,652)	—
Gain on equity accounted investment	—	(6,043,353)	(6,043,353)

Total expenses	4,886,231	(8,919,516)	(4,033,285)

Net gain/(loss)	(4,870,895)	8,911,293	4,040,398

Recent Accounting Pronouncements
Fair value measurements
In September 2006, the FASB issued FAS 157 which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. The standard is effective for fiscal years beginning after November 15, 2007 and all interim periods within those fiscal years. The Company does not expect that the application of FAS 157 will have a material impact on the financial statements.

Reconciliation to accounting principles generally accepted in the United States (cont’d)
Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued FAS 159 which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company does not expect that the application of FAS 159 will have a material impact on the financial statements.
Business combinations
In December 2007, the FASB issued FAS 141 (revised 2007) to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.
Non-controlling interests in consolidated financial statements
The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. Previously, net income attributable to the noncontrolling interest generally was reported as an expense or other deduction in arriving at consolidated net income. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.